UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 2, 2007

RELIANCE STEEL & ALUMINUM CO.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	001-13122 (Commission File Number)	95-1142616 (I.R.S. Employer Identification Number)
350 S. Grand Ave., Suite 5100
Los Angeles, CA 90071
(Address of principal executive offices)
(213) 687-7700
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On July 3, 2007 Reliance Steel & Aluminum Co. (the “Company”) announced that it completed its previously disclosed acquisition of the outstanding capital stock of Clayton Metals, Inc., an Illinois corporation headquartered in Wood Dale, Illinois. Clayton Metals, founded in 1976, specializes primarily in the processing and distribution of aluminum, stainless steel and red metal flat-rolled products, custom extrusions and aluminum circles through its metals service center locations in Wood Dale, Illinois; Cerritos, California; High Point, North Carolina; and Parsippany, New Jersey. Clayton Metal’s net sales for the twelve months ended December 31, 2006 were about $123 million. The Company acquired Clayton Metals through RSAC Management Corp., the Company’s wholly-owned subsidiary. Current management will remain in place, except that C. James Ehlert, Jr., the founder and former Chief Executive Officer of Clayton Metals retired as of the Closing Date. Terms were not disclosed.
     The Seller is not and none of the officers and directors of Clayton Metals is affiliated with or related to the Company in any way. The purchase price, which was paid in all cash, was determined by negotiations between the Company, on the one hand, and the Seller, on the other. To fund the purchase price and the repayment of debt, the Company drew on its syndicated bank revolving line of credit established November 9, 2006 with Bank of America, N.A. as administrative agent, and 15 banks as lenders. The Seller, through a limited liability company, owns certain of the real property on which facilities of Clayton Metals are located.
     A copy of the press release related to the transaction is attached as an exhibit.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.

N/A

(b)	Pro Forma Financial Information.

N/A

(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 3, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RELIANCE STEEL & ALUMINUM CO.
Dated: July 3, 2007	By:	/s/ Karla Lewis
Karla Lewis
Executive Vice President, Chief Financial Officer and Assistant Secretary

RELIANCE STEEL & ALUMINUM CO.
FORM 8-K
INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated July 3, 2007.